Exhibit 10.m
                          SEVERANCE AGREEMENT

     This AGREEMENT is made and entered into as of the 12th day of October, 1995, by and between FIRST BANCORP, a North Carolina corporation (the "Company"), and JAMES A. GUNTER ("Gunter").

                          STATEMENT OF PURPOSE

     Gunter has been employed by the Company as President and Chief Executive Officer. Gunter is terminating his employment with the Company as of October 12, 1995. In consideration for his service to the Company and its subsidiaries (references herein to the "Company" shall be deemed to refer to the Company and its subsidiaries, unless the context requires otherwise), as well as for the additional and further agreements hereunder, the Company has agreed to provide to Gunter a severance package according to the terms set forth below.

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the Company and Gunter hereby agree as follows:

     1. Date of Termination. Gunter's employment with the Company and its subsidiaries is hereby terminated as of October 12, 1995, (the "Termination Date") and Gunter hereby tenders his resignation from any positions he now has with the Company and its subsidiaries, including as an officer and director, all such resignations to be effective as of the Termination Date.

     2.  Regular Severance Payment.  The Company will pay to
Gunter his regular salary at the current rate (and will reimburse


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him for customary and reasonable expenses incurred on behalf of the
Company or its subsidiaries, all in accordance with the Company's policies) through the Termination Date. In addition, the Company will pay Gunter a bonus under the Company's Incentive Bonus Plan calculated in accordance with the terms of such Plan, for the period beginning January 1, 1995 and ending on September 30, 1995. Such bonus payment will be made on such date as is mutually agreeable to the parties and after the amount owed can be calculated based on the reported financial results of the Company, but in no event later than January 31, 1996. All payments under this paragraph will be subject to applicable deductions and withholding under federal and state law.

     3. Accrued Vacation Pay. No later than the first regular payday following the Termination Date specified in paragraph 1 above, the Company shall pay to Gunter the sum of $2,500 (less any applicable tax withholding), which sum represents 5 days of accrued vacation pay. Gunter acknowledges that this sum constitutes the total vacation pay owed to him under the Company's policies as of the date of his termination. Gunter shall not be eligible to accrue additional vacation days after the Termination Date.

     4. Additional Severance Payment. In addition to the amounts set forth in paragraphs 2 and 3 above, but subject to paragraph 15 hereof and to Gunter's full compliance with the terms of this Agreement including the conditions set forth below, the Company shall continue to pay Gunter his base salary at the rate of $130,000 per year from the Termination Date until the date eighteen

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(18) months after the Termination Date.  These severance payments shall be payable at a time and in accord with the regular payroll practices of the Company for its salaried executive employees. All such amounts shall be subject to and reduced by any applicable federal and state withholding taxes.

     5. Life Insurance Policies. The Company will pay to Gunter the difference between (a) the premiums paid by the Company under the Split Dollar Agreement involving life insurance on Gunter's life and (b) the present value of Gunter's accrued benefit under the Company's Supplemental Executive Retirement Plan. This amount is calculated to be approximately $15,257. In addition, ownership of the two life insurance policies covered by the Split Dollar Agreement and all obligations relating thereto, including future payment of premiums, will be transferred to Gunter. These transfers and payments will be accomplished within sixty (60) days of the date hereof.

     6. Benefit Plans and Fringe Benefits. Except as provided below, as of the Termination Date provided in paragraph 1 herein, Gunter shall not have the right to participate in or receive any benefit under any employee benefit plan of the Company or any of its subsidiaries, any fringe benefit plan of the Company, or any other plan, policy or arrangement of the Company providing benefits or perquisites to employees of the Company generally or individually; provided, however, that Gunter shall be entitled (i) to exercise his right to continued coverage under the Company's medical benefit plan as provided by COBRA (and with respect to

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which the Company will provide Gunter with a separate notice as required by COBRA); and (ii) to elect the payment of benefits to which he is entitled under any employee pension benefit plan of the Company as provided under the terms of any such plan. Provided, further, but subject to paragraph 15 hereof, if Gunter elects continued medical insurance coverage pursuant to the terms of COBRA, the Company will pay on behalf of Gunter that portion of the COBRA payments that is equal to the greater of (i) the employer's portion of the medical insurance premiums being paid by the Company on Gunter's behalf immediately prior to the termination of his employment and (ii) the amount that would have been paid as the employer's portion of the medical insurance premiums for Gunter had Gunter remained in the employment of the Company, but in no event will the Company pay more than the full amount of the COBRA payments necessary to provide coverage to Gunter and his dependents under the Company's medical insurance plan. The Company's obligation to make the payments described in this paragraph will terminate upon the earlier of (i) Gunter obtaining other employment pursuant to which Gunter and his dependents are eligible for medical insurance coverage, or (ii) the date eighteen (18) months after the Termination Date. The payments of the COBRA amounts described in this paragraph by the Company are conditional upon Gunter's compliance with all conditions to receipt of severance payments specified in paragraph 4 above.

     7. Disclosure of Confidential Information. Gunter acknowledges that, during the course of his employment with the

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Company, he has been afforded access to certain confidential and proprietary information of the Company. For purposes of this paragraph, "confidential and proprietary information" shall mean information not generally known or available to the public or in the banking industry that was created by, disclosed or made available to Gunter in the course of his employment by the Company.

     Gunter covenants and agrees that from and after the date hereof, for a period of three (3) years, he will not disclose any confidential and proprietary information to any person, firm, corporation, association or other entity for any reason or purpose or for the benefit of any person, firm, corporation or other entity, without the Company's prior written consent. Gunter acknowledges that a violation of this covenant is a material breach of this Agreement.

     8. Return of Company Property. Gunter agrees to return immediately to the Company keys, identification cards and security pass cards, as well as all originals and copies of all documents, software or any other materials or property relating to his employment or obtained or created in the course of his employment which constitute "confidential and proprietary information" as defined above. Gunter further represents, as a material inducement for the Company to enter into this Agreement, that he has not retained in his possession any such software, documents or other materials in machine or human readable form, including on any disc, tape or hard-drive of any computer owned or possessed by Gunter.

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     9.  Public Statements and Reference.  Gunter agrees not to make any public statements, written or oral, regarding his departure from the Company's employment except as may be approved by the Company in advance, and further agrees not to take any action that would or might disrupt, impair or affect adversely the Company, or its employees, officers or directors, or place the Company or such individuals in any negative light. Consistent with paragraph 17 below, the Company agrees that it will respond to all inquiries regarding employment of Gunter in a positive manner consistent with his performance record at the Company since his date of hire.

     10. Remedies. The Company will not seek remedies against Gunter under this Agreement unless the Company's Board of Directors or its delegate(s), acting with the advice of counsel, has determined in good faith that Gunter has breached the provisions hereof or that such a breach is threatened. Gunter hereby acknowledges that the remedies at law for any breach of the covenants and obligations contained in this Agreement will be inadequate and that, in the event of a breach or a threatened breach of any of the provisions of this Agreement, the Company shall be entitled to preliminary restraining orders, injunctions or such equitable remedies as may be appropriate, in addition to all other remedies (including the recovery of all payments made to Gunter hereunder) available to the Company. In the event such breach is proven, Gunter agrees to pay any attorneys' fees reasonably incurred by the Company for the enforcement of this

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Agreement.  In addition, Gunter agrees that a breach by him of any of the covenants and agreements contained herein shall be deemed a breach of all such covenants and agreements and shall entitle the Company, among other things, to cease payments under paragraph 4 hereof and take such steps as may be necessary to recover payments previously made to Gunter under paragraph 4 hereof.

     11. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of North
Carolina.

     12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and Gunter and his heirs and legal representatives. This Agreement and the rights hereunder may not be assigned by Gunter.

     13. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect. Provided, that if Gunter's execution of the Release and Waiver attached hereto as Exhibit A is, for any reason, declared null and void, Gunter shall reimburse, indemnify and hold harmless the Company for any and all payments

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
made to him or for his benefit under the provisions of paragraphs
4 through 6 of this Agreement.


     14. Voluntary Agreement. Gunter hereby represents that he has carefully read and completely understands the provisions of this Agreement and that he has entered into this Agreement voluntarily and without any coercion whatsoever.

     15. Further Conditions. The obligations of the Company set forth in paragraphs 4, 5 and 6 hereof are conditional upon Gunter's execution no later than November 2, 1995 of a Release and Waiver in the form attached hereto as Exhibit A, as well as his failure to revoke the same following the expiration of seven days following such execution. In the event that Gunter fails to execute such Release and Waiver within such time or revokes the execution thereof within seven days following such execution thereof, the Company's obligations under paragraphs 4, 5 and 6 shall terminate, and Gunter shall be obligated to repay all payments made by the Company to Gunter under paragraphs 4, 5 and 6.

     16. Litigation Assistance. Gunter agrees to cooperate with and provide assistance to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting the Company, in which -- in the reasonable judgment of the Company's counsel -- Gunter's assistance or cooperation is needed. Gunter shall, when requested by the Company, provide testimony or other assistance and shall travel at the Company's request in order to fulfill this obligation. Provided, however, that, in connection with such

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litigation or investigation, the Company shall attempt to
accommodate Gunter's schedule, shall provide him with reasonable notice in advance of the times in which his cooperation or assistance is needed, and shall reimburse Gunter for any reasonable expenses incurred in connection with such matters, as well as for any actual lost wages suffered as a result from absence from employment.

     17. Non-Disparagement. Gunter agrees that he shall not in any way criticize or disparage the performance, competency or ability of the Company, its subsidiaries or affiliated companies, or the officers, directors, employees or agents of any of them at any time after the execution of this Agreement. The Company agrees that it will respond to all inquiries regarding employment of Gunter in a positive manner consistent with his performance record at the Company since his date of hire.

     18. Admissions. Gunter acknowledges that the payment by the Company of the severance benefits described herein is made in good faith and shall never for any purpose be considered an admission of liability on the part of the Company, by whom liability is expressly denied, and no past or present wrongdoing on the part of the Company shall be implied by such payment.

     19. Entire Agreement. This Agreement contains the entire agreement between the Company and Gunter and supersedes all prior agreements relating to the subject matter hereof, and may be changed only by a writing signed by the parties hereto. Any and all prior representations, statements and discussions regarding the

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subject matter of this Agreement have been merged into and/or replaced by the terms of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or caused this Agreement to be duly executed by their authorized representatives, under seal and with the intent that this Agreement shall constitute a sealed instrument, as of the day and year first above written.

                                  FIRST BANCORP

ATTEST: [Corporate Seal]          By: /s/ John C. Willis
        [     of       ]             ------------------------
        [First Bancorp ]          John C. Willis, Chairman of the
                                  Board

By:  Anna G. Hollers
   -----------------------
    _________ Secretary


WITNESS:                          /s/ James A. Gunter       (SEAL)
                                  ---------------------------
By:  Anna G. Hollers              James A. Gunter
    ----------------------

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                               Exhibit A

                      RELEASE AND WAIVER OF CLAIMS

     NOTE: THIS RELEASE AND WAIVER NEED NOT BE EXECUTED BY GUNTER UNTIL NOVEMBER 2, 1995, BUT MUST BE EXECUTED BY THE CLOSE OF BUSINESS THAT DAY TO ACTIVATE THE OBLIGATIONS OF THE COMPANY SET FORTH IN PARAGRAPHS 4, 5 AND 6 OF THE SEVERANCE AGREEMENT DATED OCTOBER 12, 1995 (the "SEVERANCE AGREEMENT").

     As consideration for the payments specified in the Severance Agreement, James A. Gunter ("Gunter") for himself, his heirs, executors, administrators and assigns, releases and forever discharges First Bancorp ("the Company"), its predecessors, successors, affiliates and subsidiaries (including without limitation First Bank) and their agents, officers, employees, directors and attorneys, from and waives any and all rights with respect to all manner of claims, actions, causes of action, suits, judgments, rights, demands, debts, damages, or accountings of whatever nature, legal, equitable or administrative, whether the same are now known or unknown, which he ever had, now has or may claim to have, upon or by reason of the occurrence of any matter, cause or thing whatsoever up to the date of this Agreement, including without limitation: (i) any claim whatsoever (whether under federal or state statutory or common law) arising from or relating to his employment or changes in his employment relationship with the Company, including his separation, termination or resignation therefrom, (ii) all claims and rights for additional compensation or benefits of whatever nature,


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including vacation, bonus, sick leave, severance, stock options, deferred compensation, health or medical benefits, group life insurance, disability or other benefits; and (iii) all claims and rights whatsoever under any employment agreement with the Company.

     THIS RELEASE AND WAIVER SPECIFICALLY INCLUDES, BUT IS NOT LIMITED TO, GUNTER'S WAIVER AND RELEASE OF EMPLOYMENT DISCRIMINATION RIGHTS AND CLAIMS ARISING UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED. It also includes any claim for breach of contract, implied or express, impairment of economic opportunity, intentional or negligent infliction of emotional distress, wage or benefit claim, prima facie tort, defamation, libel, slander, negligent termination, wrongful discharge, or any other tort, whether intentional or negligent, or any claim or cause of action known or unknown under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871, or 1991, the Employee Retirement Income Security Act, the Americans With Disabilities Act of 1993, all as amended, or any other federal, state, county or municipal statute or ordinance relating to any condition of employment or employment discrimination. In the event that any government or government agency files or processes a charge or action on behalf of Gunter against the Company, Gunter hereby waives any and all right that he may have to recover in any proceeding arising therefrom. Provided, however, this Release shall not (i) include any claims relating to the obligations created by the Severance Agreement, (ii) operate to release Gunter's ownership of any common stock of the Company or

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Gunter's rights to exercise any matured or vested stock options pursuant to the terms thereof, (iii) affect Gunter's vested and accrued rights as a participant in the Company's pension plans,
(iv) affect any rights or claims that may arise out of events occurring after the date this Release and Waiver is signed, (v) release the Company from, nor waive Gunter's rights with respect to, the Company's obligation, if any, to defend and indemnify him in accordance with the provisions of the Company's bylaws or (vi) prevent Gunter from obtaining reimbursement of business expenses incurred prior to the date hereof which are otherwise subject to reimbursement pursuant to the terms of the Company's policies.

                              CERTIFICATE

     A. Gunter agrees and certifies that he has read this Release and Waiver and that he fully understands its provisions.

     B. Gunter agrees and certifies that he voluntarily enters into this Release and Waiver, which is a legal and binding contract, and that he has agreed to retire voluntarily.

     C. Gunter acknowledges that his waiver of rights and claims under this Release and Waiver includes a waiver of rights and claims under the Federal Age Discrimination in Employment Act of 1967, as amended, and that such waiver and the waiver and release of all other rights and claims contemplated by this Release and Waiver are made knowingly and voluntarily.

     D. This Release and Waiver must be accepted by Gunter no later than November 2, 1995. Gunter acknowledges that he has been given a period of at least twenty-one (21) days to consider this

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Release and Waiver and to consult with his attorney, accountant, tax advisor, spouse or other persons prior to making a decision to sign this Release and Waiver. Gunter acknowledges that the Company has not pressured or coerced him to execute this Release and Waiver prior to the expiration of 21 days from the date it was furnished to him and that any decision to execute this Release and Waiver prior to such time is done freely and voluntarily. Gunter certifies that the Company has advised him in writing to consult with an attorney regarding the legal consequences of this Release and Waiver.

     E. Gunter understands and acknowledges that he has seven (7) days from the date he signs this Release and Waiver to change his mind and revoke it by delivering a signed written statement to the Company, notifying the Company of his wish to revoke this Release and Waiver.

     This Release and Waiver is hereby signed, under seal, by Gunter, this 2nd day of November, 1995.





WITNESS:                          /s/ James A. Gunter       (SEAL)
                                  ---------------------------
By:  John C. Willis               James A. Gunter
    ----------------------





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